AMENDMENT No. 1 TO AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Amended and Restated Employment Agreement dated as of February 21, 2012 (the “Original Agreement”), by and between Xcel Brands, Inc., a Delaware corporation (the “Company”) and Guiseppe Falco (the “Executive”, and together with the Company, the “parties”), is dated as of October 18, 2013.

WHEREAS, the parties have previously entered into the Original Agreement providing for the terms and conditions of the employment of Executive by the Company;

WHEREAS, the parties wish to amend the Original Agreement to amend certain provisions of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Compensation. Effective September 16, 2013, the first two sentences of Section 1.3(a) are deleted in their entirety and replaced with the following:

Base Salary. The Executive’s base salary shall be (i) $375,000 per annum (the “Base Salary”).

2.            Cash Bonuses. Section 1.3(b) is hereby deleted in its entirety and replaced with the following:

Cash Bonus. For the Company’s fiscal year ending December 31, 2013, shall be entitled to a cash bonus (“Cash Bonus”) of up to $50,000 per annum based upon the following: one half of one percent (0.5%) of all IsaacMizrahiLIVE net sales in excess of $60 million on QVC as reported by QVC to the Company. For the Company’s fiscal years ending December 31, 2014 and thereafter, Executive shall be eligible for an aggregate Cash Bonus of up to $75,000 per annum based upon targets established by the Company’s compensation committee each year for (a) Adjusted EBITDA, (b) Direct Response Television Revenue, and (c) Wholesale Royalty Revenue (each, a “Cash Bonus Target”). Up to one third (1/3) of the Cash Bonus may be payable to Executive with respect to each Cash Bonus Target (or up to $25,000 per Cash Bonus Target) as follows: 50% of the portion of the Cash Bonus attributable to each Cash Bonus Target for a fiscal year shall be paid to the Executive if the Company achieves at least 70% of such Cash Bonus Target for such fiscal year and 100% of the portion of the Cash Bonus attributable to each Cash Bonus Target for a fiscal year shall be paid to the Executive if the Company achieves at least 90% of such Cash Bonus Target for such fiscal year. The Cash Bonus shall be awarded to the Executive on the date that is the earlier of (a) the 90th day following the end of the fiscal year to which the Cash Bonus relates and (ii) the first business day following the date the Company’s annual report on Form 10-K for the fiscal year to which the Cash Bonus relates is filed with the Securities and Exchange Commission. Notwithstanding the foregoing, all payments of Cash Bonuses shall be made on a date that allows such payments to comply with the requirements of Section 409A of the Code. The Executive is eligible to receive additional cash bonuses at the discretion of the Company’s compensation committee.

“Adjusted EBITDA” shall mean for any period, for the Company and its subsidiaries on a consolidated basis (without duplication), an amount equal to (a) consolidated net income (as determined in accordance with generally accepted accounting principles of the United States of America as in effect from time to time) (“Consolidated Net Income”) for such period, minus, (b) to the extent included in calculating Consolidated Net Income, the sum of, without duplication, (i) income tax credits for such period, and (ii) gain from extraordinary or non-recurring items for such period (including, without limitation, non-cash items related to purchase accounting), plus (c) the following to the extent deducted in calculating such Consolidated Net Income, (i) interest expense and other finance costs (whether cash or non-cash) for such period (ii) the provision for federal, state, local and foreign income taxes for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) the transaction fees, costs and expenses incurred in connection with the acquisition of Isaac Mizrahi and any other subsequent brand acquisition in such period, (v) all other extraordinary or non-recurring non-cash charges (including, without limitation, non-cash items related to purchase accounting and non-cash items related to earn-outs), and (vi) non-cash stock or equity compensation in such period.

“Direct Response Television Revenue” shall mean for any period, for the Company and its subsidiaries on a consolidated basis (without duplication), an amount equal to the royalty revenue the Company received during such period for sales of the Isaac Mizrahi Live and Liz Claiborne New York brands from direct-response television companies (i.e. QVC, The Shopping Channel, etc).

“Wholesale Royalty Revenue” shall mean for any period, for the Company and its subsidiaries on a consolidated basis (without duplication), an amount equal to Company’s gross royalty revenue earned by the Company from sales of products under the Isaac Mizrahi brand (and sub-brands but excluding the IsaacMizrahiLIVE brand) by licensees of the Company.

3.            Scope of Amendment. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect, unamended, from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, intending to be legally bound hereby, as of the date first above written.

XCEL BRANDS, INC.

By:	/s/ James Haran
Name: James Haran
Title: Chief Financial Officer

EXECUTIVE:

/s/ Guiseppe Falco
Guiseppe Falco